                                                                     EXHIBIT 3

AETERNA LABORATORIES INC.
ANNUAL REPORT 2002

EXPANDING OUR VISION

STAYING FOCUSED

"By any measure, 2002 signalled a defining moment in AEterna's rapid evolution. Our principal objectives for the year were inspired by an ambitious growth strategy. On all counts, we exceeded our expectations. In fact, the developments of the past year have set the stage for AEterna to become a world-class biopharmaceutical company."


SUMMARY


            AETERNa
          4 AEterna 2002 Highlights and Milestones
          6 Message from the Executive Chairman
         10 Message from the President and CEO
         12 Product Portfolio
         14 Clinical Development Strategy
         16 Worldwide Partnerships
            ATRIUM
         18 Atrium Biotechnologies Inc.
            FINANCES
         26 Management's Discussion and Analysis of Financial Condition and
            Results of Operations
         32 Management Report and Report from Auditors
         36 Notes to Consolidated Financial Statements
         60 Corporate Governance
         61 Corporate Information


HIGHLIGHTS
AS AT DEC. 31, 2002 - ALL FIGURE IN CANADIAN DOLLARS


o        Total Assets:                $331 million
o        Cash:                         $82 million
o        Working Capital:              $44 million
o        Revenues:                    $101 million
o        Issued & outstanding shares:   41 million
o        R&D Investments: $26 million

SIGNIFICANT MILESTONES

o    Three strategic shareholders invest $57 million in AEterna.

o AEterna signs a partnership agreement with Mayne Pharma., an Australian multinational pharmaceutical company, for the marketing of Neovastat in Australia, New-Zealand, Canada and Mexico.

o Gilles Gagnon is appointed President and, subsequent to year-end, Chief Executive Officer.

o The U.S. Food and Drug Administration (FDA) grants Orphan Drug Status to Neovastat for the treatment of renal cell carcinoma, a form of kidney cancer.

o AEterna acquires Zentaris, a Frankfurt-based biopharmaceutical company that specializes in developing innovative new therapies for endocrinological and oncological indications for $85 million. Zentaris has eight products in clinical trials and one compound that has been approved and is being marketed for IN VITRO fertilization. Additionally, it maintains a library of 100,000 proprietary compounds and established marketing alliances with some of the world's leading pharmaceutical companies. In 2002, Zentaris is cash-flow positive and debt-free.

o Sales of the subsidiary Atrium increased 130% to $101 million in 2002 and generated an EBIT of $12.3 million, an increase of 89% compared to 2001.

o Subsequent to year-end, AEterna subsidiary Zentaris signs a product partnership contract with Hainan Tianwang International Pharmaceutical for the manufacturing and marketing of Zentaris' patent-protected compound, Lobaplatin(R), in China, for different cancer indications.

CORPORATE PROFILE

Established in 1991, AEterna Laboratories Inc. is a biopharmaceutical company focused on the development of novel therapeutic treatments, mainly in oncology and endocrinology. Its product pipeline includes 12 compounds, and its strategic partnerships with leading pharmaceutical companies extend throughout the world.

AEterna owns 100% of the biopharmaceutical company, Zentaris AG, based in Frankfurt, Germany, and 61.8% of Atrium Biotechnologies Inc., which develops and markets nutritional supplements as well as active ingredients and fine chemicals intended for the cosmetics, nutrition, fine chemicals and pharmaceuticals industries. Atrium markets over 500 products in 20 countries.

AEterna and its subsidiaries have 270 employees in North America and Europe.

AEterna is listed on the Toronto Stock Exchange (symbol: AEL) and Nasdaq (symbol: AELA).

BROADENING HORIZONS

MESSAGE FROM THE EXECUTIVE CHAIRMAN

By any measure, 2002 signalled a defining moment in AEterna's rapid evolution. Our principal objectives for the year were inspired by an ambitious growth strategy. Aside from guiding our proprietary angiogenesis-inhibiting compound, Neovastat, through its late-stage clinical trials, our expressed mission featured two key initiatives: to forge additional strategic alliances with the pharmaceutical industry and to develop the Company by acquiring promising therapeutic technologies or biotech companies. At the heart of our corporate strategy was the desire to greatly expand our product pipeline and global reach, and to optimize risk management through product diversification.

On all counts, I am very proud to say that we exceeded our expectations. In fact, the developments of the past year have set the stage for AEterna to become a world-class biopharmaceutical company.

When the year began, Neovastat had embarked upon two final-stage clinical trials, one targeting the treatment of metastatic renal cell carcinoma, a form of kidney cancer, and one targeting non-small cell lung cancer. During the year, Data Safety Monitoring Boards, constituted of independent oncologists and statisticians, confirmed Neovastat's safety profile for these ongoing Phase III trials.

By year-end, we had entered into a third partnership agreement for the commercialization of Neovastat with Mayne Group Ltd., a multinational healthcare products and services company based in Australia.

Even more momentous, however, was our acquisition on December 30, 2002, of Zentaris AG from Degussa AG, Germany's largest chemicals company and the worldwide leader in the field of specialty chemicals.

The acquisition of Zentaris represents a major milestone in our corporate growth strategy. Based in Frankfurt, Zentaris has built its reputation on its demonstrated proficiency in the fields of endocrinology and oncology. It develops innovative products for new patient-friendly therapies, specializing in the treatment of benign and malignant tumors, and has the expertise to integrate drug discovery and clinical development for this purpose.

The new entity formed by this acquisition fits exactly with the vision I had twelve years ago when AEterna was founded. It is a vision that has endured: to build a company dedicated to seeking out and developing groundbreaking biopharmaceutical therapies for cancer and other debilitating diseases.

Our history has been marked by a number of successes, dating back to 1994 when our team of scientists and researchers discovered Neovastat. Today, our proprietary compound is recognized as a frontrunner in a new class of drugs known as angiogenesis inhibitors.

The establishment of our thriving subsidiary, Atrium Biotechnologies Inc., marked another milestone. Atrium has become a leading Canadian company specializing in the development and marketing of high-end value-added products and active ingredients in the cosmetics, nutrition, fine chemicals and pharmaceuticals sectors. Atrium recorded sales of over $100 million in 2002, with an EBIT of $12.3 million.

Our financial position is solid. At the end of fiscal 2002, our total assets amounted to $331 million, our cash and short term investments amounted to $82 million and our working capital exceeded $44 million.

In short, AEterna has demonstrated its skills in combining innovative science with responsible risk management, as well as its ability to expand its operations swiftly and successfully.

Now, with the Zentaris acquisition, AEterna is transformed. A year ago we had one promising drug therapy in our product pipeline; today we have twelve. Moreover, our leading position in angiogenesis research in oncology has been significantly strengthened, and we have been able to expand into endocrinology.

Going forward, I fully expect that Zentaris will drive drug discovery at AEterna under the expertise of Dr. Jurgen Engel.

Over the past decade the biotechnology industry has come of age, and AEterna has grown along with it. At this juncture in our history, we begin the next exciting phase of our evolution. AEterna is now an international multi-product biopharmaceutical company with development and marketing alliances that extend around the globe.

None of these achievements would have been possible without the substantial contributions of our management and employees. I would like to take this opportunity to thank them all for their tireless efforts, for the extraordinary skills they bring to our team, and most of all for dedicating themselves to the vision we established twelve years ago. Indeed, I am extremely grateful to all of our stakeholders, who have been instrumental in helping the Company advance so far in so brief a time.

On a more personal basis, it is very gratifying to be in a position to pass on the management reins to a second generation of seasoned executives from the pharmaceutical industry. I am delighted by the recent appointments of Mr. Gilles Gagnon as President and CEO and of Dr. Jurgen Engel as Executive Vice-President Global R&D and COO, and very confident that their considerable wisdom and expertise will accelerate the continued evolution and growth of AEterna.

Signed,

Dr. Eric Dupont, PhD
Executive Chairman
Quebec, Quebec, Canada
March 30, 2003

o    10 CLINICAL TRIALS ADDRESSING UNMET MEDICAL NEEDS IN ONCOLOGY AND
     ENDOCRINOLOGY

o    150 PARTICIPATING HOSPITAL CENTERS WORLWIDE


EXTENDING OUR REACH

"In Zentaris we found the perfect partner. In fact, the magnitude of this acquisition has surpassed even our own objectives. It represents nothing less than a turning point in the history of AEterna. Our new company is poised to become an international force in the biopharmaceutical industry, with proven capabilities and expertise that extend from drug discovery up to drug approval."

                                                         Gilles Gagnon, MSc, MBA
                                           President and Chief Executive Officer
                                                       AEterna Laboratories Inc.


POWERING OUR EXPANSION
MESSAGE FROM THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

One of the greatest challenges in our industry is to manage risk as prudently as possible. By its very nature, biopharmaceutical research requires that a company take chances as it explores therapeutic possibilities that have never been realized before. Yet, with these risks, there is the potential for great rewards.

This can also be an extremely costly enterprise. Identifying and developing compounds with untapped potential may take more than a decade and often necessitates an investment of many millions of dollars. The list of companies with promising ideas and products who have nevertheless fallen victim to financial difficulties is legion.

Last year, with our lead product Neovastat well advanced in its Phase III clinical trials for lung and kidney cancer, and with our production facilities scaled up to meet commercial needs, we made a commitment to leverage our scientific and management skills to greatly broaden the scope of our operations. We determined that one of the best ways to develop our company while managing risk wisely was to expand our product pipeline, either by purchasing therapeutic compounds that have reached the clinical development stage or by acquiring a company that has already established its scientific credibility and is generating promising new treatments.

As part of our planning process, we raised $55 million with our partners, SGF Sante and the Solidarity Fund QFL, from which $35 million was set aside for our acquisition program. Then we began screening acquisition candidates, our investigations guided by specific and demanding criteria.

First, we limited our search to companies that possessed a solid scientific rationale for the products they were developing as well as substantial patent protection. Second, we looked only at companies with a specialization in oncological research and products that had reached late-stage clinical development. Third, we considered only those enterprises with skilled management teams and solid financial positions. Fourth, we required that the companies had established collaborative relationships with pharmaceutical partners.

In Zentaris we found the perfect partner. In fact, the magnitude of this acquisition has surpassed even our own objectives. It represents nothing less than a turning point in the history of AEterna.With our joined forces, we are now able to offer a vastly expanded product pipeline.

The transaction comes with a range of other substantial benefits as well. From a financial perspective, Zentaris was cash-flow positive, debt-free and had working capital of $36.4 million as at December 31, 2002. Moreover, it brings us a very experienced management team with extensive pharmaceutical development experience, as well as relationships with some of the best international scientists and research institutions.

Zentaris has also forged development and marketing partnerships with nine major pharmaceutical companies around the world. These partnerships are ongoing, and will help us realize our growth potential on a global scale. Subsequent to year-end, for example, Zentaris signed an agreement with one of these partners, Hainan Tianwang International Pharmaceutical, that calls for the manufacture and marketing of Zentaris' patent protected compound, Lobaplatin(R) , in China. Lobaplatin(R) belongs to the therapeutic group of platinum-based drugs that have proven highly effective in the treatment of many cancer indications.

In essence, then, our acquisition of Zentaris represents a defining step towards making AEterna an international force in the biopharmaceutical industry, with proven capabilities and expertise that extend from drug discovery up to drug approval.

Our next objective involves the successful merging of our respective clinical operations. Because time is of the essence, this process has already begun. A strategy that achieves maximum efficiency is crucial, so we have assigned portfolio priorities in order to focus the combined AEterna-Zentaris product pipeline. These priorities have been established by carefully evaluating the competitive environment for our products, as well as their potential markets, their development costs, their expected time to market and the degree to which our pharmaceutical partners will participate in clinical studies.

Neovastat retains the top priority in our oncology portfolio, and we will now focus strictly on the two ongoing Phase III studies in kidney cancer and lung cancer. This will allow us to advance a new series of promising preclinical and clinical projects for the development of innovative treatments for oncological and endocrinological indications.

The year 2003 promises to be very exciting for AEterna. Aside from marketing Lobaplatin(R) in China, we expect to be able to disclose results for Neovastat's Phase III trial in kidney cancer by year-end. If the results are positive, we plan to launch the drug in 2004. Zentaris' IN VITRO fertilization therapy, Cetrotide(R), which is already marketed in 40 countries, should be approved for marketing in Japan in the second half of 2003. Another product in Zentaris'pipeline, an anti-infective with the trade name Impavido(R), which has proven effective in the treatment of leishmaniasis (black fever), has received approval and should be marketed in India in 2003.

Over the past year, we were successful in meeting the specific objectives of our growth strategy, first by signing a commercialization agreement with Mayne Group, which extended our coverage for Neovastat to nearly 45% of the world's oncology market, and second by our milestone acquisition of Zentaris.

In 2003, we will continue to pursue our growth strategy, with a particular focus on consolidating our strong position in both oncology and endocrinology. With the moves we have made over the past year, AEterna is now positioned to become a significant player in the biopharmaceutical field at the international level.

Signed,

Gilles Gagnon, MSc, MBA
President and Chief Executive Officer


PURSUING EXCELLENCE

"The joined forces of AEterna and Zentaris provide us with a very extensive product pipeline. Our combined expertise will allow us to advance multiple promising preclinical and clinical projects for the development of novel treatments focused on oncology and endocrinology."

                                                     Prof. Dr. Jurgen Engel, PhD
                                           Chief Executive Officer - Zentaris AG
                                        Executive Vice President, Global R&D and
                             Chief Operating Officer - AEterna Laboratories Inc.


PRODUCT PORTFOLIO


With its acquisition of Zentaris, AEterna has an exceptional product pipeline in two principal therapeutic fields, oncology and endocrinology. This pipeline includes twelve different products in various development stages, from preclinical to marketing.

In oncology, AEterna has six compounds in clinical trials and two at the preclinical stage.
The Phase III trial in renal cell carcinoma for its potentially groundbreaking angiogenesis inhibitor, Neovastat, is close to completion, and results should be available during the current year. If these results are positive, the drug will be ready for market in 2004.

In endocrinology, one product, Cetrotide(R), is already being marketed for IN VITRO fertilization, and is in clinical development for three other indications. Two other products are at the preclinical stage.

Finally, AEterna's anti-infective product, Miltefosine, will be marketed in India in 2003 under the trade name Impavido(R) as the first available oral treatment for visceral Leishmaniasis, or black fever. The drug is also in the midst of a Phase III trial for cutaneous Leishmaniasis, a related parasitic skin disease.

AEterna also maintains a state-of-the-art drug discovery unit, which includes a proprietary library of 100,000 compounds, and an intellectual property portfolio that consists of some 70 patent families.


---------------------------------------------------------------------------------------------------------------------------
PRODUCT PIPELINE
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
ONCOLOGY
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
PRODUCTS           CLASS           INDICATIONS        STATUS           PARTNERS          COVERED TERRITORY
---------------------------------------------------------------------------------------------------------------------------
Neovastat          Multifunctional Renal cell        Phase III -        Grupo Ferrer     Southern Europe, France,
                   angiogenesis    carcinoma         Results in 2003    Internacional    Belgium, South and Central
                   inhibitor                                                             America

                                                                        Medac GmbH       Europe (North & East), U.K.

                                                                        Mayne Pharma     Australia, New Zealand, Canada
                                                                                         and Mexico
                                                                        LG Life Science  Korea
---------------------------------------------------------------------------------------------------------------------------
Neovastat          Multifunctional Non-small cell    Phase III -        Grupo Ferrer     Southern Europe, France,
                   angiogenesis    lung cancer       Results in 2006    Internacional    Belgium, South and Central
                   inhibitor                                                             America

                                                                        Medac GmbH       Europe (North & East), U.K.

                                                                        Mayne Pharma     Australia, New Zealand, Canada
                                                                                         and Mexico
                                                                        LG Life Science  Korea
---------------------------------------------------------------------------------------------------------------------------
D-63153            LHRH            Prostate cancer   Phase II           Baxter Oncology  World
                   antagonist
---------------------------------------------------------------------------------------------------------------------------
Perifosine         Signal          Multiple cancers  Phase I/II         Access Oncology  U.S.A., Canada, Mexico
                   transduction    Radiosensitizer                      U.S. NCI
                   inhibitor
---------------------------------------------------------------------------------------------------------------------------
RC-3095            Bombesin        Multiple cancers  Phase I
                   antagonist
---------------------------------------------------------------------------------------------------------------------------
Teverelix          LHRH            Prostate cancer   Phase I            Ardana           World (excl. Japan, Taiwan,
                   antagonist                                           Bioscience       Korea)
                                                                        Teikoku Hormone  Japan, Taiwan, Korea
---------------------------------------------------------------------------------------------------------------------------
Lobaplatin(R)        Platinum        Multiple cancers  Approved in      Hainan           China
                   derivative                          China            Tianwang
                                                                        International
                                                                        Pharmaceutical
---------------------------------------------------------------------------------------------------------------------------
AN-152/AN-238/     Cytotoxic-      Solid tumors      Preclinical
AN-215             Conjugates
---------------------------------------------------------------------------------------------------------------------------
D-82318            Tubulin         Solid tumors      Preclinical
D-81050            inhibitors
---------------------------------------------------------------------------------------------------------------------------

ENDOCRINOLOGY

---------------------------------------------------------------------------------------------------------------------------
PRODUCTS           CLASS           INDICATIONS        STATUS           PARTNERS          COVERED TERRITORY
---------------------------------------------------------------------------------------------------------------------------
Cetrotide(R)         LHRH          IN VITRO          Marketed           Serono           World (excl. Japan)
(Cetrorelix)       antagonist      fertilization     Market expected    Shionogi /       Japan
                                   (IVF)             in 2003            Nippon Kayaku
---------------------------------------------------------------------------------------------------------------------------


                                                                               8

---------------------------------------------------------------------------------------------------------------------------
Cetrorelix         LHRH            Endometriosis     Phase II           Solvay           World (excl. Japan)
                   antagonist      Uterine myoma                        Shionogi /       Japan
                                   Benign prostatic                     Nippon Kayaku
                                   hyperplasia (BPH)
---------------------------------------------------------------------------------------------------------------------------
EP-1572            Growth hormone  TBD               Preclinical        Ardana           World
                   secretagogue                                         Bioscience
                   (GHS)
---------------------------------------------------------------------------------------------------------------------------
LHRH-              LHRH-           TBD               Preclinical
peptidomimetic     antagonist
                   (oral)

---------------------------------------------------------------------------------------------------------------------------

ANTI-INFECTIVES
---------------------------------------------------------------------------------------------------------------------------

PRODUCTS           CLASS           INDICATIONS        STATUS           PARTNERS          COVERED TERRITORY
---------------------------------------------------------------------------------------------------------------------------
                                   Visceral          Market expected    Cooperation with   India
Impavido(R)        Alkylphospho-   Leishmaniasis     in 2003 in India   the WHO and
(Miltefosine)      lipid           (black fever)                        Indian Government

                                                                        German Remedies    India, Bangladesh
                                   ----------------------------------------------------------------------------------------
                                   Cutaneous         Phase III
                                   Leishmaniasis
                                   (parasitic skin
                                   disease)
---------------------------------------------------------------------------------------------------------------------------


                 COMPOUND LIBRARY (MORE THAN 100,000 COMPOUNDS)

CLINICAL DEVELOPMENT STRATEGY

With its vastly expanded product pipeline, AEterna has articulated a clinical development strategy. This strategy is designed to efficiently advance multiple preclinical and clinical projects for the development of innovative treatments for oncology and endocrinology, and to diversify Company and shareholder risk.

PARTNERS AROUND THE WORLD
AEterna has now established international strategic alliances for the codevelopment, manufacturing and marketing of its products in the oncology, endocrinology and anti-infective fields. These alliances generally provide upfront and milestone payments, drug development cost-sharing and royalties on sales.


ONCOLOGY PARTNERS                                    ENDOCRINOLOGY PARTNERS
Access Oncology                                      Nippon Kayaku & Co., Ltd.
Baxter Healthcare S.A.                               Serono International S.A.
Grupo Ferrer Internacional                           Shionogi & Co., Ltd.
Hainan Tianwang International Pharmaceutical         Solvay Pharmaceuticals B.V.
Mayne Group                                          Ardana Bioscience
Medac GmbH
Tekoku Hormone


ANTI-INFECTIVES PARTNERS
German Remedies


ATRIUM BIOTECHNOLOGIES INC.


o    130% sales increase

o    89% increase in EBIT

o    48% increase in net earnings in 2002

PARTNERING FOR SUCCESS

"Our ultimate goal is to be recognized by our clients as an international leader in the development of high-end raw materials, value-added products and active ingredients for the cosmetics, nutrition, fine chemicals and pharmaceuticals sectors. In order to do so, we have committed significant resources to the development and acquisition of innovative technologies which will allow to further enhance the competitiveness of the businesses that form our international network."

                                                                      Luc Dupont
                                              CEO and Vice Chairman of the Board
                                                     Atrium Biotechnologies Inc.

MILESTONES

|X| Atrium successfully integrates its French subsidiary, Unipex, in which it first acquired 70% ownership. Unipex provides value-added services related to the development and marketing of specialty chemicals and active ingredients in the cosmetics, nutrition, fine chemicals and pharmaceuticals sectors. In January 2003, Atrium increased its ownership in Unipex to 76%.

|X| Atrium acquires the privately-owned French company ADF Chimie S.A., specialized in the marketing of active ingredients and fine chemical products for the cosmetics industry.

|X| Atrium invests close to $2 million for acquisition and licensing agreements allowing it to commercialize state of the art technologies and products developed by companies such as Fytokem Products Inc. and Eukarion Inc.

|X| Atrium's consolidated sales reached $101million, a 130% increase over the $44 million recorded in 2001. Its EBIT stood at $12.3 million, compared to $6.5 million a year earlier, an increase of 89%. Consolidated net earnings increased 48% to $6.6 million, up from $4.5 million reported in 2001. At year-end, Atrium's cash in hand stood at $14 million.


PROFILE
Since its establishment as a subsidiary of AEterna Laboratories in 2000, Atrium Biotechnologies Inc. has evolved into one of the most important Canadian companies in the development and marketing of active ingredients and fine chemical products in the cosmetics, nutrition, fine chemicals and pharmaceuticals sectors.

From its headquarters in Quebec City, Atrium manages a network of over 1,600 customers and partners throughout the Americas, Europe and Asia. With its subsidiaries, located in the strategic metropolitan areas of New-York and Paris, Atrium maintains research and development collaboration and preferred supplier relationships with numerous international companies. Its client list includes such major multinationals as Estee Lauder, L'Oreal, Kanebo, Aventis, SanofiSynthelabo and Danone.

Over the past two years, Atrium delivered on its expressed corporate growth strategy, positioning itself as a global player in its field. First, it acquired 70% of Unipex, a major French company that specializes in the value-added marketing of raw materials for the cosmetics, nutrition, fine chemicals and pharmacuticals sectors. Then, Atrium purchased another privately-owned French company ADF Chimie S.A., enhancing its portfolio and bolstering its expertise in active ingredients and fine chemical products for the cosmetics industry in France.

The addition of these new specialized products significantly strengthened Atrium's value offering and augmented its client relations in the active ingredients sector. Additionally, these transactions allowed Atrium to acquire expertise in specific cosmetic segments such as hair colorants, dispersing agents and delivery systems, opening up access to new clientele and new markets.

Indeed, with its increasing global presence and substantial market penetration in Europe, Atrium is emerging as a key partner, on one hand, to many of the leading companies that are seeking a consistent supply of innovative raw materials and, on the other, to biotech companies which want access to international markets.

Atrium also acquired a line of nutritional supplements to strengthen its product portfolio and developed its sales force in the United States to optimize the distribution of its high- end dietary supplements to the medical community.


In 2003, Atrium intends to continue adding new products to its pipeline, forging additional partnerships with companies around the globe and seeking out additional acquisition opportunities. For this purpose, the Company has put in place an internal team of business development specialists supported by an international network of consultants. Its solid financial position, its ability to successfully integrate its subsidiaries and its strong presence on the global markets, enable it to capitalize on the opportunities that exist in its sector of activity marked by consolidation and expansion.


PRODUCTS

Atrium develops and markets active ingredients and products for the cosmetics, nutrition, fine chemicals and pharmaceuticals sectors which meet the industy's highest quality standards such as GMP and ISO.

PHARMACY

o    Active, natural or synthetic molecules
o    Excipients for all galenic forms
o    Additives such as flavoring agents, antiseptics, antioxidants, etc.

CHEMICAL SPECIALTIES

o Fine chemicals and chemical specialties developed by the manufacturer we represent in areas such as photography, painting, electronics or adhesives

ORGANIC CHEMISTRY

o Wide range of intermediates and promotion of our manufacture's contract production capabilities in areas such as pharmacy, cosmetics and photography

COSMETICS

o Wide variety of cosmetic raw materials ranging from innovative additives to the most sophisticated active ingredients

HUMAN NUTRITION AND DIETETICS

o    Functional ingredients

o    Additives and processing aids

o    Nutritional supplements


VETERINARY, ANIMAL NUTRITION
o        High-performance ingredients and additives for animal nutrition


CONTINUED GROWTH

In 2002, Atrium continued to show consistent growth in both sales and earnings. Its sales rose to $101 million, an increase of 130% over the previous year. This increase is mainly due to sales generated by its French subsidiary Unipex and reflects the successful integration of both Unipex and ADF Chimie.

Compared to last year, the Company's net earnings increased 48%, demonstrating the soundness of its business model and its capacity to establish partnerships with an increasing number of multinational companies for the research, development and marketing of a full range of value-added products. International markets represented 99% of Atrium's sales in 2002.

SALES:                              EBIT:                     NET EARNINGS:
2000 : 8,4 M$                       2000 :  4.1 M$            2000 : 3.4 M$
2001 : 44 M$                        2001 :  6,5M$             2001 : 4,5 M$
2002 : 101 M$                       2002 :  12,3 M$           2002 : 6,6 M$


PEOPLE ARE THE KEYSTONES OF A COMPANY

"To become a world-class company, you must have a team of well qualified professionals who know how to meet customer needs. To that effect, Atrium can count on the expertise of its 75 employees in the development and marketing of ingredients and products in its highly specialized sector."

                                                                      Luc Dupont
                               Chief Executive Officer and Chairman of the Board
                                                     Atrium Biotechnologies Inc.

DELIVERING RESULTS

o        Cash on hand: $82 million
o        Revenues: $101 million


"With Atrium being a fast growing and profitable subsidiary, Zentaris AG having a deep pipeline that is funded by strategic pharma partners, and Neovastat disclosing Phase III results in 2003 for renal cell carcinoma, as well as a solid financial position, we are well risk diversified and on the edge of becoming a profitable biopharmaceutical.."

                                                               Dennis Turpin, CA
                                      Vice President and Chief Financial Officer

MANAGEMENT REPORT


The following consolidated financial statements of AEterna Laboratories Inc. and all other financial information contained in this annual report are the responsibility of management.

Management has prepared the consolidated financial statements in accordance with Canadian generally accepted accounting principles. When it was possible to use different accounting methods, management chose those that it felt were the most appropriate in the circumstances. The financial statements include amounts based on the use of estimates and best judgment. Management has determined these amounts in a reasonable way in order to ensure that the financial statements are presented accurately in all important regards. Management has also prepared the financial information presented elsewhere in the annual report, and has ensured that it is in accordance with the financial statements.

Management maintains systems of internal accounting and administrative controls. The systems are used to provide a reasonable degree of certainty that the financial information is relevant, reliable and accurate, and that the Company's assets are correctly accounted for and effectively protected.

The Board of Directors is responsible for ensuring that management assumes its responsibilities with regard to the presentation of financial information, and has ultimate responsibility for examining and approving the financial statements. The Board assumes this responsibility principally through its Audit Committee which is comprised of non-management directors. The Audit Committee met with management as well as with external auditors to discuss the internal monitoring system for presenting financial information, to address issues related to the audit and the presentation of financial information, to ensure that all parties carry out their duties correctly, and to examine the financial statements and the report of the external auditors.

The consolidated financial statements have been audited on behalf of shareholders by external auditors PricewaterhouseCoopers LLP for each of the years ended December 31, 2002, 2001 and 2000, in accordance with Canadian generally accepted accounting principles. The external auditors were given full and unrestricted access to the Audit Committee to discuss matters related to their audit and the reporting of information.

The Board of Directors has approved the Company's consolidated financial statements on the recommendation of the Audit Committee.



Gilles Gagnon, MSc, MBA                     Dennis Turpin, CA
President and Chief Executive Officer       Vice President and Chief Financial
                                            Officer

Quebec, Quebec Canada

February 20, 2003

Corporate governance



GENERAL

The responsibility to oversee the conduct of the business and to guide management of AEterna resides with the Board of Directors.


DIRECTORS

The Board of Directors consists of nine members, including three officers and six external directors. In addition to the Board of Directors, two committees were formed to assist the Directors in their responsibilities. These are the Audit Committee and the Corporate Governance Committee.


AUDIT COMMITTEE

The Audit Committee is comprised of three external directors. The Audit Committee assists the Board of Directors by reviewing the Company's internal controls and auditing procedures, any relevant accounting or regulatory matters and by recommending the appointment of external auditors.


CORPORATE GOVERNANCE COMMITTEE

The Corporate Governance Committee consists of three directors, including two external directors. The Corporate Governance Committee is responsible for proposing all nominees to the Board and its committees and for assessing performance of individual directors and the Board as a whole. The Corporate Governance Committee also reviews overall compensation issues for senior management, and assesses the performance of the Chief Executive Officer and senior management.

The Board believes that the Board and its Committees carry out effective governance of the Company's affairs. The Board will continue to review the Company's governance practices and will make changes as required.

CORPORATE INFORMATION


BOARD OF DIRECTORS


MARCEL AUBUT, O.C., Q.C.
Quebec, Quebec
Managing Partner
Heenan Blaikie Aubut

DR. FRANCIS BELLIDO, PHD(1)
Beaconsfield, Quebec
President and Chief Operating Officer
SGF Sante Inc.

STORMY BYORUM, MBA (1)
Managing Partner
New York, NY
Violy, Byorum & Partners Holdings LLC

DR. ERIC DUPONT, PHD(2)
Sainte-Petronille
Ile d'Orleans, Quebec
Executive Chairman
AEterna Laboratories Inc.

PROF. DR. JURGEN ENGEL, PHD
Frankfurt, Germany
Chief Executive Officer
Zentaris AG
Executive Vice President, Global Research & Development and Chief Operating Officer
AEterna Laboratories Inc.

GILLES R. GAGNON, MSC, MBA
Sherbrooke, Quebec
President and Chief Executive Officer
AEterna Laboratories Inc.

JEAN-CLAUDE GONNEAU
Louveciennes, France
Managing Director
SG COWEN EUROPE SAS

DR. PIERRE LAURIN, PHD, O.C. (2)
Verdun, Quebec
Executive in Residence
H.E.C. Montreal

PIERRE MACDONALD, MSC (COMM) (1) (2)
Verdun, Quebec
President and Chief Executive Officer
MacD Consult Inc.


(1)  Member of the Audit Committee
(2)  Member of the Corporate Governance Committee

SENIOR OFFICERS


DR. ERIC DUPONT, PHD
Sainte-Petronille
Ile d'Orleans, Quebec
Chairman of the Board

GILLES R. GAGNON, MSC, MBA
Sherbrooke, Quebec
President and Chief Executive Officer

PROF. DR. JURGEN ENGEL, PHD
Frankfurt, Germany
Executive Vice President, Global Research and Development and Chief Operating Officer

CLAUDE CARDINAL, LPHARM
Lac Delage, Quebec
Vice President, Technical Operations

DR. PIERRE CHAMPAGNE, MD
Cap-Rouge, Quebec
Vice President, Clinical Affairs

DR. ECKHARD GUNTHER, PHD
Frankfurt, Germany
Vice President, Drug Discovery

DR. MATTHIAS RISCHER, PHD
Frankfurt, Germany
Vice President, Pharmaceutical Development

NORMAND TREMBLAY
Neuville, Quebec
Vice President, Planning and External Affairs

DENNIS TURPIN, CA
Quebec, Quebec
Vice President and Chief Financial Officer

CLAUDE VADBONCOEUR, LL.L.
Quebec, Quebec
Vice President, Legal Affairs and
Corporate Secretary

CORPORATE INFORMATION


HEAD OFFICE
AEterna Laboratories Inc.
1405 Parc-Technologique Blvd.
Quebec, Quebec  G1P 4P5
CANADA

Phone: (418) 652-8525
Fax: (418) 652-0881
E-mail: aeterna@aeterna.com
Internet: www.aeterna.com

TICKER SYMBOLS
AEL - The Toronto Stock Exchange (TSX)
AELA - The Nasdaq Stock Market, Inc. (NASDAQ)

TRANSFER AGENT AND REGISTRAR
National Bank Trust Inc.
1100 University Street
9th Floor
Montreal, Quebec  H3B 2G7

AUDITORS
PricewaterhouseCoopers LLP
900 Rene-Levesque Blvd. East
Suite 500
Quebec, Quebec  G1R 2B5

INTELLECTUAL PROPERTY SOLICITORS
Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, TX 75202
U.S.A.

CORPORATE SOLICITORS
Ogilvy Renault
1981 McGill College, Suite 1100
Montreal (Quebec)
H3A 3C1

Arnold & Porter
399 Park Avenue
New York, NY 10022-4690
U.S.A.

ANNUAL MEETING
May 29, 2003, 10:30 a.m.
Ritz-Carlton Hotel
1228 Sherbrooke Street West
Montreal, Quebec  H3G 1H6

AETERNA'S SCIENTIFIC ADVISORY BOARD

EXTERNAL MEMBERS:

o DR. GERALD BATIST, MD, CM, FACP, Director of the McGill Center for Translational Research in Cancer and Professor, Department of Oncology and Medicine, McGill University, Jewish General Hospital, Montreal, Canada

o DR. RICHARD BELIVEAU, PHD, Director of the Molecular Oncology Laboratory of the Cancer Research Centre, Sainte-Justine Hospital, Montreal, Canada

o DR. FRANCOIS BERGER, MD, PHD, Professor, INSERM U318, Centre hospitalier universitaire, Grenoble, France

o DR. W.K. (BILL) EVANS, MD, FRCPC, Executive Vice President, Clinical Programs, Cancer Care Ontario, Toronto, Canada

o DR. FERNAND LABRIE, O.C., O.Q., MD, PHD, Head, Centre hospitalier de l'Universite Laval, (CHUL) Research Centre, Quebec, Canada.

o PROF. DR. KLAUS H.R. DIEDRICH, Director of the Department of Gynecology and Obstetrics at the University Clinic in Luebeck, Germany

o PROF. DR. RENE FRYDMAN, Head of the Department of Gynecology and Obstetrics at the Hopital Antoine Beclere in Clamart (Paris), France

o DR. GEORGES PELLETIER, MD, PHD, Professor, Faculty of Medicine, Laval University, Researcher, Centre Hospitalier Universitaire de Quebec (CHUQ), CHUL Pavillon, Quebec, Canada

o DR. DILIP PATEL, MD, Program Director Hematology and Oncology, North Shore Long Island Jewish Health System, New Hyde Park, New York, U.S.A.

o DR. JANICE P. DUTCHER, MD, Associate Director, Clinical Affairs and Professor of Medicine, Comprehensive Cancer Center, Our Lady of Mercy Medical Center, New York, U.S.A.

o DR. LEE S. ROSEN, MD, Director of Developmental Therapeutics, Cancer Institute Medical Group, Santa Monica, CA, U.S.A.